UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 27, 2009

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Participation in Autodesk Incentive Plan for Fiscal Year 2010

On April 27, 2009, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Autodesk, Inc. (the “Company”) determined that, for fiscal year 2010, each of the Company’s executive officers would be eligible to participate in the Autodesk Incentive Plan (the “AIP”). The AIP is an annual cash incentive plan intended to motivate and reward participants to ensure the Company achieves its semi-annual and annual financial and non-financial objectives.

For each executive officer participant, the Committee previously established a target award equal to a specified percentage of such participant’s base salary ranging from 16.7% to 100% (the “Participant’s Target Amount”). The Committee determined a funding/payout formula for the AIP in general and for each participant individually related to achievement of certain revenues for the first and second halves of fiscal 2010, as well as certain non-GAAP operating margin levels for the first and second halves of fiscal 2010. Subject to approval by the Committee, the funding and threshold targets under the AIP may be adjusted in the second half of the fiscal year based upon economic conditions.

The actual bonuses payable for fiscal year 2010 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee and other factors set forth in the AIP, such as individual performance. Accordingly, each participant could receive a bonus ranging from zero percent of the Participant’s Target Amount (for performance falling short of the goals) to a percentage in excess of the Participant’s Target Amount (for performance exceeding the goals). The Committee retains discretion to reduce or eliminate (but not increase above the aggregate AIP funding levels) the bonus that otherwise would be payable to the executive officers based on actual performance. Moreover, an executive officer participant must be an employee on the date of the bonus payout for fiscal year 2010 (if any) in order to be eligible for any bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ Pascal Di Fronzo
Pascal Di Fronzo
Senior Vice President and General Counsel

Date: May 1, 2009